Exhibit 10.42

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made between Elutia Inc. (the “Company”) and Guido Neels (the “Consultant”) (collectively, the “Parties”).

WHEREAS, the Company desires to obtain the advice and counsel of the Consultant regarding the Company’s business and financial matters/matters within the Consultant’s experience and expertise;

WHEREAS, the Company would like to engage the Consultant as an independent contractor to act as an adviser to the Company’s management, and the Consultant is willing to provide advice and services to management on the terms and conditions set forth in this Agreement;

WHEREAS, the Company has spent significant time, effort and money to develop certain Confidential Information (as defined herein) which the Company considers vital to its business and goodwill;

WHEREAS, the Company wishes to protect and preserve the confidentiality of such Confidential Information and protect it from misuse; and

WHEREAS, the Company does not desire to receive from the Consultant any information which is confidential to, or the ownership of which resides in, a third party, whether acquired prior to or subsequent to the Consultant’s engagement under this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Engagement.  The Company wishes to engage Consultant on an independent contractor basis.  The Consultant shall perform services hereunder as an independent contractor and not as an employee, agent, joint venturer or partner of the Company. The Consultant shall have no power or authority to act for, represent or bind the Company or its affiliates in any manner whatsoever, except as may be expressly agreed on each occasion, in writing, by the Company and the Board. The Consultant agrees to take no action that expresses or implies that the Consultant has such power or authority.

2.Term of Agreement.  This Agreement shall be in effect for a period of one year from the date of this Agreement (the “Term”), provided that either party may terminate the Agreement, with or without reason, by providing seven days’ written notice to the other. The Term may be extended for additional one-year periods with the mutual written consent of the Company and the Consultant.  The Company shall have no obligation to pay Consultant any outstanding amounts owed to Consultant under this Agreement until after Consultant has returned all property of the Company that is in Consultant’s possession at the time of the termination of this Agreement.

3.Independent Contractor Status.  Consultant is engaged as an independent contractor.  Consultant shall have sole control of the manner and means of performing this Agreement and of performing Consultant work.  The Consultant shall have full discretion as to the time and place for performing the services covered by this Agreement, subject only to any deadlines for completion of the final product or any interim products of any engagement that may be set by the Company.  This Agreement is not intended to commit Consultant to provide services exclusively to the Company, and throughout the Term of this Agreement (and any renewals thereof), Consultant remains free to perform services for other companies or entities, subject to any restrictions set forth in this Agreement.  Throughout the Term of the Agreement (and any renewals thereof) and any engagement under it, Consultant shall be solely responsible for the payment of all taxes and the filing of all reports required by the Federal Insurance Contributions Act, the Federal Unemployment Tax Act, the Internal Revenue Code, and the laws of the State of Delaware relating to Services performed pursuant to this Agreement and the compensation paid by the Company for those Services.  The Company shall not withhold or be responsible for the payment of any state or federal income taxes or Social Security contributions or any other form of tax or withholding on behalf of Consultant.

4.Services.  The services provided by the Consultant shall be to advise the Company’s management team on a non-exclusive basis for the term of this Agreement. During the term of this Agreement, the Consultant will use its commercially reasonable efforts to provide advice and counsel to the Company’s management team as may be reasonably requested from time to time, including by rendering the services described on Exhibit A to this Agreement (the “Services”). The Consultant will report directly to management in the course of performing the Services.

5.Compensation.  As compensation for the Consultant’s services under this Agreement, the Company shall pay to the Consultant the compensation described on Exhibit B to this Agreement.  In addition, beginning in December 2024, so long as the Consultant is still engaged by the Company, he shall be entitled to receive compensation consistent with the compensation paid to outside directors of the Board of Directors of the Company. Consultant shall also be entitled to receive reimbursement for any and all reasonable out of pocket expenses incurred in connection with the performance of his services hereunder.  The reimbursement of expenses will be consistent with Company policies.

6.Other Relationships. During the term of this Agreement, the Consultant shall provide the Company with prior written notice if the Consultant intends to provide any services, as an employee, consultant or otherwise, to any person, company or entity that competes directly with the Company, which written notice shall include the name of the competitor. It is understood that, in such event, the Company will review whether the Consultant’s activities are consistent with the Consultant remaining an adviser to the Company.

(a)During the six (6) months following the expiration or termination of this Agreement, the Consultant shall provide the Company with written notice any time that the Consultant provides any services, as an employee, consultant or otherwise, to any person, company or entity that competes directly with the Company. This Section 6(a) shall survive termination or expiration of this Agreement.

(b)Notwithstanding anything to the contrary contained herein, the Company hereby consents to the Consultant providing services, as an employee, consultant or otherwise, to the following companies: EW Healthcare Partners.

7.Non-Disclosure of Trade Secrets or Confidential Information.

(a)Consultant and Company agree and acknowledge that Consultant shall sign the Company’s Contractor Proprietary Information Agreement that is included in the “Contractor Packet” that the Company has or shall provide to Consultant contemporaneously with this Agreement before performing any Services under this Agreement. A copy of that Contractor Proprietary Information Agreement is attached to this Agreement as Exhibit C, and its terms are incorporated by reference in their entirety into this Agreement as if those terms were set forth in full herein.

(b)The Company shall own all right, title and interest relating to all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Consultant or jointly with others in the course of the Consultant’s performance of the Services or using the Company’s Confidential Information (collectively, “Developments”). The Consultant agrees to make full and prompt disclosure to the Company of all Developments and provide all Developments to the Company. Consultant hereby assigns to the Company or its designee all of the Consultant’s right, title and interest in and to any and all Developments. The Consultant agrees to cooperate fully with the Company, both during and after the term of this Agreement, with respect to the procurement, maintenance and enforcement of intellectual property rights (both in the United States and foreign countries) relating to any Developments. The Consultant shall sign all documents which may be necessary or desirable in order to protect the Company’s rights in and to any Developments, and the Consultant hereby irrevocably designates and appoints each officer of the Company as the Consultant’s agent and attorney-in-fact to execute any such documents on the Consultant’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Developments. Notwithstanding anything to the contrary above, this Section 7(b) does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Consultant’s own time, unless the invention relates to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work performed by the Consultant for the Company.

(c)The Consultant acknowledges that the Company competes with other businesses that are or could be located anywhere; that the provisions of this Agreement are reasonable and necessary to protect and preserve the Company’s business interests; and that the unauthorized disclosure, use or disposition of any Confidential Information in breach of this Agreement may cause irreparable harm and significant injury for which there is no adequate remedy at law. Accordingly, the parties agree that the Company shall have the right to immediate injunctive relief in the event of any breach or threatened breach of the obligations in this Section 7, without security or bond, in addition to any other remedies that may be available to the Company at law or in equity. The terms and provisions of this Section 7 shall survive termination or expiration of this Agreement.

8.No Conflicts. The Consultant represents and warrants to the Company that the Consultant is free to enter into this Agreement and the services to be provided pursuant to this

Agreement are not in conflict with any other contractual or other obligation to which the Consultant is bound.

9.Non-Recruitment of Employees.  For a period of two (2) years following termination of the Agreement, Consultant shall not solicit to leave employment with Company, for employment for or on behalf of Consultant or any other person or entity, anyone who is an employee of the Company at the time of the solicitation and was an employee of the Company with whom Consultant interacted during the last year of the term of this Agreement.

10.Equitable Relief.  The parties acknowledge and agree that a breach or threat to breach any term or provision of Section 9 of this Agreement by Consultant would result in material and irreparable damage and injury to the Company and that it would be difficult or impossible to establish the full monetary value of such damage.  Therefore, the Company shall be entitled to injunctive relief by a court of competent jurisdiction if Consultant breaches or threatens to breach any such term or provision.

11.Interpretations; Severability of Invalid Provisions.  All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate applicable law and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid, or unenforceable.  If any term of this Agreement is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect.

12.No Waiver.  No waiver by the Company or any provision hereof will be deemed a waiver of any prior or subsequent breach of the same or any other provision.  The failure of Company to exercise any right provided herein will not be deemed on any subsequent occasions to be a waiver of any right granted hereunder to Company.

13.Miscellaneous.

(a)Notices.  Whenever any written notice is required, it shall be delivered to the following :

Company:

Elutia Inc.

Attention: Matt Ferguson

12510 Prosperity Drive, Suite 370

Silver Spring, MD 20904

Email: mferguson@elutia.com

Consultant:

Guido Neels

7916 Dean Road

Indianapolis, IN 46240

Email: gneels@ewhealthcare.com

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested,

or when actually received, whichever is earlier.  Either party may change the address to which notices shall be delivered or mailed by notifying the other party of such change in accordance with this paragraph.

(b)Binding Effect.  This Agreement inures to the benefit of, and is binding upon, Company and its successors and assigns, and Consultant, together with Consultant’s employees, executor, administrator, personal representative, heirs, and legatees.

(c)Entire Agreement.  This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements, or agreements to the contrary heretofore made.  This Agreement supersedes and terminates all prior consulting and compensation agreements, arrangements, and understandings between or among Company and Consultant.  This Agreement may be modified only by a written instrument signed by all of the parties hereto.

(d)Applicable Law.  This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Delaware.  Any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the laws of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction.

(e)Acknowledgement Forms and Authorization Forms.  Consultant and Company agree and acknowledge that before Consultant is offered any Engagement under this Agreement, Consultant shall sign the acknowledgment forms and authorization forms that Company has presented to Consultant or may present to Consultant in connection with the initiation of the contractual relationship created by this Agreement.

(f)Ethics and Compliance Program.  Consultant agrees to comply with the Ethics & Compliance Program/Conduct Guideline Policy in performing Services for Company.

14.Indemnification.  In the performance of services under this Agreement, the Consultant shall be obligated to act only in good faith and shall not be liable to the Company for errors in judgment that are not the result of willful misconduct. The Company agrees to indemnify and hold the Consultant harmless from and against any and all losses, claims, expenses, damages or liabilities, joint or several, to which the Consultant may become subject (including the costs of any investigation and all reasonable attorneys’ fees and costs) or incurred by the Consultant, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding arising out of or in connection with the services rendered by the Consultant under this Agreement; provided, however, that the foregoing indemnity shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of or in connection with the Consultant’s willful misconduct or fraud, or material breach this Agreement. The terms and provisions of this Section 14 shall survive termination or expiration of this Agreement.

In Witness Whereof, the Parties hereto have executed this Agreement as of this 1st day of December, 2023.

ELUTIA INC.:

By:	/s/ C. Randal Mills
Name:	C. Randal Mills, Ph.D.
Title:	President and CEO

CONSULTANT:

/s/ Guido Neels
Guido Neels

[Signature Page to Consulting Agreement]

Exhibit A

DUTIES

As a Consultant, you shall:

●	Attend and participate in up to two (2) in-person meetings per year, generally to be held at the Company’s headquarters in Silver Spring, Maryland. Your attendance at board meetings shall be at the board’s invitation only. If you are invited to attend a board meeting, your status will be as an observer, without any right to vote on matters submitted to a vote of the board.
●	Participate in monthly advisory calls with members of the Company’s management which shall last no more than one (1) hour each.
●	Be available upon reasonable advance notice to provide telephonic guidance and consultation to members of the Company’s management on an as-needed basis a maximum of twice per quarter.
●	Study and review the business, operations and historical financial performance of the Company, so as to be able to properly advise members of the Company’s management.

Exhibit b

COMPENSATION

The Company shall issue the Consultant 50,000 restricted stock units (the “RSUs”), which shall vest as follows provided this Agreement remains in effect: 12 1/2% of the RSUs shall vest on each of March 1, 2024, June 1, 2024, September 1, 2024, December 1, 2024, March 1, 2025, June 1, 2025, September 1, 2025 and December 1, 2025. In the event this Agreement is terminated by either party, any unvested RSUs shall be forfeited.

The grant of the RSUs is subject to the approval of the Board of Directors of Elutia and in the event that the RSUs are not granted by January 31, 2024, the Consultant has the right to terminate this Agreement.

Consultant is solely responsible for the payment of all taxes and contributions on the Consultant’s behalf.  The Company shall not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on the Consultant’s behalf. However, the Company may file informational returns with the appropriate federal and state agencies regarding such payments. The

Exhibit C

CONTRACTOR PROPRIETARY INFORMATION AGREEMENT

In consideration for and as a condition of my contract work assignment(s) with Elutia Inc. and/or companies which it owns, controls, or is affiliated with, or their successors in business (collectively, the “Company”), I agree as follows:

1. Confidentiality.

I agree to use my best efforts to protect Confidential Information.  I will not use, except in connection with work for or with the company and will not disclose Confidential Information.  “Confidential Information” means information relating to the Company’s customers, operations, finances, and business or to its clients, licensees or affiliates that derives value from not being generally known to other persons, including, but not limited to, technical or nontechnical data, formulas, patterns (including designs), compilations (including business plans), programs, devices, methods (including marketing plans and strategies), techniques (including pricing strategies) drawings, processes, financial data, and lists of actual or potential customers or suppliers (including identifying information about those customers), whether or not reduced to writing.  Confidential Information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential.  Confidential Information subject to this Contractor Proprietary Information Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret shall be treated as Confidential Information under this agreement only for two years following the date I complete my relationship with the Company.  I specifically agree not to deliver, reproduce or in any way allow any Confidential Information or any other data, documentation or other information belonging to the Company to be delivered to or used by any third party without specific written direction or written consent from either the Chief Executive Officer or the Chief Financial Officer of the Company.

2. Modification.

This Contractor Proprietary Information Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by the contractor and either the Chief Executive Officer or the Chief Financial Officer of the Company.

3. Entire Agreement.

I acknowledge receipt of this Contractor Proprietary Information Agreement and agree that with respect to the subject matter thereof it is my entire agreement with the Company, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof with respect to the subject matter of this Contractor Proprietary Information Agreement.

4. Severability and Relief.

In the event that any paragraph or provision of this Contractor Proprietary Information Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be severed from this Contractor Proprietary Information Agreement and the entire agreement shall not fail on account thereof but shall otherwise remain in full force and effect.  Because any breach or threatened breach of this Contractor Proprietary Information Agreement by me would result in continuing material and irreparable harm to the Company, and because it would be difficult or impossible to establish the full monetary value of such damage, the Company shall be entitled to injunctive relief in the event of my breach or threatened breach of this Contractor Proprietary Information Agreement.  Injunctive relief is in addition to any other available remedy, including termination of this Contractor Proprietary Information Agreement and damages.  In the event of any breach or threatened breach by me, I shall reimburse the Company for its reasonable attorneys’ fees and other expenses.

5. Successors and Assigns.

This Contractor Proprietary Information Agreement shall be binding upon my heirs, executors, administrators or other legal representatives and is for the benefit of the Company, its successors and assigns.

6. Governing Law.

This Agreement shall be governed by the laws of the State of Delaware.

7. Counterparts.

This Agreement shall be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

8. Work for Hire Acknowledgment and Assignment:

I acknowledge that my work on and contributions to documents, programs, and other expressions in any tangible medium at the request or direction of the Company (collectively, “Works”) are within the scope of my assignment and part of my duties and responsibilities for the Company.  My work on and contributions to the Works will be rendered and made by me for, at the instigation of, and under the overall direction of the Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws.  Without limiting this acknowledgment, I assign, grant, and deliver exclusively to the Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals.  I will execute and deliver to the Company, its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights, in and to the Works, and I constitute and appoint the Company as my agent to execute and deliver any assignments and documents that I fail or refuse to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable.

9. Inventions, Ideas and Patents.

I shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of mine (developed alone or with others) conceived or made during my contract assignment with the Company or within six months of the last day of my contract assignment with the Company.  I assign to the Company any such invention or idea in any way connected with my contract assignment or related to the Company’s business, research or development, or demonstrably anticipated research or development, and will cooperate with the Company and sign all papers deemed necessary to confirm the Company’s exclusive ownership of all rights in such inventions or ideas and in any patents derived from such inventions or ideas, and I irrevocably appoint the Company as my agent to execute and deliver any such assignments or documents that I fail or refuse to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable.  This constitutes the Company’s written notification to me that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (I) directly to the business of the Company or (II) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company.

Accepted and Agreed:

Guido Neels	Date